High-Density, Nano-Volume SmartChip™ System for Real-Time Gene Expression Analysis

Kazuhisa Konishi^, Ria Nag, Carlos Zarate* Sanjay Prasad*, Sean Taffler*, Sangeetha Anandakrishnan*, Dustin Dickens*, Harita Veereshlingam*, Willie Anderson*, Hermann Hubschle* Victor Joseph*, Sharat Singh*, David Gelfand*, Travis Boone*, Naftali Kaminski^, Steven Shapiro^ and <u>Kumar Kastury</u>**

^ Simmons Center for Interstitial Lung Disease Division of Pulmonary, Allergy and Critical Care Medicine, University of Pittsburgh, Pittsburgh, Pennsylvania.

*WaferGen Biosystems, Fremont, California.

Cambridge Healthtech Institute's 16th International

Molecular Medicine

Tri-Conference

Shaping Future Medicine

Poster Information

Conference Dates:
February 25-27, 2009

Exhibit Dates:
February 25-26, 2009

Conference Location:
San Francisco, California
Moscone North Convention C

Abstract

Transcript profiling is the integral part of biomarker discovery and drug development process. Quantitative PCR (qPCR) based gene expression profiling is the current gold standard for the precise monitoring of selected set of genes to validate results of a hybridization based microarray experiment.

WaferGen Biosystems has developed an innovative, cost-effective platform for rapid, quantitative gene expression analysis. This technology, referred to as the SmartChip™ System, will perform thousands of nano-scale quantitative PCR (qPCR) assays in a single run, essentially combining the screening capability of microarrays with the sensitivity of qPCR in a single step. This will enable life scientists to identify the full spectrum of expressed genes in a single day, while still discriminating small changes in expression. The SmartChips™ can be configured to analyze large number of genes on a single sample, or interrogate many targeted sets of genetic markers on many samples at once. We estimate that this platform will generate expression results 48 times faster and 50% less cost than conventional methods.

5,184-well and primer loaded SmartChips have been fabricated and used to measure ~1000 genes in total RNA samples derived from clinical specimens. We will present an overview of this novel high-throughput qPCR platform and analytical performance of the same.

Introduction/Background


Gene Expression Technologies
30,000
Genes
DNA Microarray today
Underserved Market Segment
Real-time PCR today
6 logs
Dynamic Range

Underserved market is 100-30,000 genes with 1-384 samples – Opportunity for SmartChip

SmartChip Benefits

- Unparallel high throughput real-time PCR
  - 5,000 - 30,000 gene expression assays on a single chip
- Flexible format
  - One sample, many assays
  - Many samples, fewer assays
- Unparallel performance and sensitivity
  - Novel chemistry results in high sensitivity, low background noise
  - High efficiency of qPCR
- Ease of use
  - No change in workflow, primers prefilled
- Lower operational cost
  - Uses 100nL reaction volume
  - Small biological sample
- Faster time to results
  - Pre optimized assays in nano-volume
  - 5,000 - 30,000 results in hours

SmartChip Platform Overview

Cell lines or Tissue (Frozen or FFPE)

↓

Isolate total RNA and Reverse Transcription
(500 ngs total RNA/1000 genes)

} **4 hrs**

↓

Master mix and cDNA across the SmartChip

↓

Quantitative Real-time RT-PCR

} **3 hrs**

↓

Data analysis



@ WaferGen
Panel of genes selected
Primer pairs for selected genes deposited on SmartChip using WaferGen's factory dispenser
Desiccation
Sealed SmartChip shipped to customer at ambient temp
@ Customer lab
Sample
SmartChip
SmartChip Nano-dispenser
Load
SmartChip Real-time PCR instrument
5-30k results
Automated analysis of Ct, Tm etc. Flagging of suspect reactions. Export of data in XML for import into database

SmartChip Performance Specifications For Alpha Version

Sensitivity: 1-10copies/10-100pg of total RNA/1-10cells

Specificity: Discrimination of genes with <90% homology

Precision: Standard Deviation <0.2 Ct between replicates

Reproducibility: R-square value between chips >0.95 OR <12%CV

Results

Reproducibility And Specificity


Initial Image
Cycle 40
Tm Map
A
B
C
Amplification Curves
Histograms
Melting Curves
D
E
F

Figure 1: House-keeping control gene GAPDH assay was dispensed on to the entire chip covering 4608 wells using the custom nano-volume dispenser, sealed with an adhesive film and cycled for 40 cycles followed by melting curve analysis. **A.** Initial image was taken just before the cycling at room temperature. **B.** The cycle 40 image is an enlarged view of a portion of the 5K SmartChip taken at the end of annealing step at 60 degrees C. **C.** Tm map depicts the melting curve analysis and the temperature range of the GAPDH amplicon. **D.** Amplification curves of 4,608 wells demonstrated the capability of the software to handle thousands of wells at a time. **E.** The histograms show the distribution of Ct values and StDev of Ct for all 4608 wells. **F.** The melting curves exhibit a single peak around the expected Tm of 84.7 degrees C.


Yeast Controls
(Avg Ct Values)
Reproducibility
A
B
C
D
E

Figure 3: **A.** Ct values for yeast spike-in controls were plotted for duplicate SmartChips. **B.** Ct values for 587 genes from two different SmartChip experiments involving the same clinical lung tissue sample were plotted against each other for comparison. **C.** Table contains mean Ct value and mean Tm value for the members of matrix metalloproteinase family. **D.** Melting curve analysis of closely related members of the matrix metalloproteinase family with a distinct peak for each gene and identical peak for the replicates, indicating specificity of the SmartChip platform to distinguish homologous genes. **E.** Alignment of the three closely related members of the matrix metalloproteinase gene family.

1000 Gene SmartChip: Sensitivity And Dynamic Range



Sample
NTC
A
B
C
D
Yeast Controls
E

Figure 2: Primer loaded 1000 gene SmartChip was filled with cDNA sample and master mix or master mix without cDNA as negative control, sealed and cycled for 40 cycles followed by melting curve analysis. **A.** Initial image prior to cycling. B. Image taken at cycle 40. C. Ct map. D. Tm map. E. Six different exogenous yeast spike-in controls at various input concentrations (3 to 300K copies) were plotted against mean Ct values obtained for the three replicates on the SmartChip and the StDev for the error bars. The SmartChip platform has a sensitivity of 3 copies, dynamic range of five logs and CV of <3%.

Instrument Comparison



Roche Vs SmartChip
Yeast Controls
SmartChip

Figure 4: Six yeast spike-in controls were tested using the Roche Light Cycler 480 and the mean Ct values were plotted against mean Ct values obtained on SmartChip. The Ct values are almost identical on both platforms for the entire dynamic range. This also demonstrates that the miniaturization of reaction from 10uL to 100nL is feasible on the SmartChip platform without loosing the sensitivity and dynamic range.

Conclusions

- Developed a fully integrated and scalable SmartChip platform that combines the throughput of microarrays with the superior assay performance of real-time PCR technology.
- The SmartChip platform consists of content ready SmartChip, sample dispenser, real-time PCR instrument and analysis software
- Successfully tested more than 30 total RNA samples derived from clinical bio-specimens during the alpha testing of the instrument
- Demonstrated that the SmartChip platform was able to perform and meet the analytical performance specifications set for Alpha testing
- SmartChip platform's performance was equivalent to a commercial instrument and miniaturization of reaction volume from 10uL to 100nL was demonstrated
- Real-time PCR results were generated in under three hours for ~1000 genes in triplicate with 300-500ngs of starting total RNA
- SmartChip platform has good reproducibility and sensitivity with100pgs of starting total RNA per reaction